Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Third Quarter 2008 Results

•                  Reports substantial double-digit sales and EBITDA growth in the third quarter of 2008

•                  Total revenues increased 68% year over year to $35.6 million

•                  Organic revenue  grew over 38% year over year

•                  EBITDA increased 67% year over year to $3.8 million; EPS totaled  $0.11

•                  Expects 2008 pro forma revenue to meet or exceed the high end of the previously issued guidance range; reaffirms 2008  pro forma EBITDA and EPS  guidance

Woonsocket, RI, November 6, 2008 – Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR, SUMRW) today announced financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Results

Net revenues for the third quarter of 2008 were $35.6 million, a 68% increase from $21.2 million in the third quarter of 2007, and an increase from the $34.0 million reported in the second quarter of 2008.  Organic revenues, excluding the impact of the Basic Comfort acquisition, which closed on March 31, 2008, and the acquisition of Kiddopotamus, which closed on April 18, 2008, increased approximately 38% year over year.  This growth was driven by a variety of factors, including new product introductions, new customers in 2008, and continued growth in the Company’s core categories.

Gross profit for the third quarter of 2008 was $12.5 million, a 56% increase compared to $8.0 million in the third quarter of 2007.  Gross margin for the third quarter of 2008 was 35.0%, down from 37.6% in the third quarter of 2007.  Gross margins were negatively impacted year over year by an increase in costs of goods sourced from China and higher resin costs for products manufactured in the US.  Gross margins decreased on a sequential basis from the 36.2% reported in the second quarter of 2008 primarily due to a change in product mix, as sales were greater in relatively lower margin product categories.

Selling, general and administrative (“SG&A”) expenses excluding depreciation, amortization, and non-cash stock option expense for the third quarter of 2008 were $8.7 million, or 24.5% of net revenues, compared to $5.7 million, or 27.0% of net revenues, in the third quarter of 2007.  The 250 basis point year-over-year improvement as a percentage of net revenues was primarily due to leveraging fixed costs on higher sales.  SG&A as a percentage of revenue improved 90 basis points from the 25.4% reported in the second quarter of 2008.

Operating income was $2.9 million in the third quarter of 2008, compared to $1.8 million in the third quarter of 2007.  EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization, and non-cash stock option expense) increased 67% to $3.8 million for the third quarter of 2008 compared to $2.3 million for the third quarter of 2007.  EBITDA margin in the third quarter of 2008 was 10.6%, flat compared to the year-ago quarter, as higher product costs in China were offset by leveraging fixed costs on higher sales.

Net income for the third quarter of 2008 was $1.6 million, or $0.11 per share, compared to $1.1 million, or $0.08 per share, in the third quarter of 2007.

“Despite a tough operating environment, Summer Infant again delivered a solid quarter, continuing to reflect the strength of the Summer Infant brand, the value proposition of our products, and solid execution of our growth strategy,” commented Jason Macari, Chief Executive Officer of Summer Infant.  “We continued to gain sales momentum across all of our retail channels and core product lines, as well as expand our presence on retailer’s shelves through the addition of new products from the Basic Comfort and Kiddopotamus acquisitions.  In addition, we acquired several product lines from Dolly, Inc. in the third quarter that will further expand our soft goods presence at several major retail customers beginning in the fourth quarter of this year.  Looking ahead, we are very excited about our 2009 product lineup unveiled at the September industry tradeshow, including a new licensing agreement with Carter’s, Inc. in our baby gear and infant health categories.  These new products are already resonating with our retail partners and are generating incremental shelf space for next year.”

Mr. Macari continued, “While we are very pleased with our year-to-date financial results, the challenging macroeconomic environment and uncertainty regarding consumer spending leave us cautious heading into the fourth quarter.  We continue to believe that the value and quality of Summer Infant products will drive customer demand going forward and that the infant health, safety, and wellness category remains relatively non-discretionary compared to the broader consumer market.  Nevertheless, we are in very uncertain economic times, and consistent with trends reported in the broader retail sector, we have seen a slowdown in retail ordering early in the fourth quarter.  Despite this recent ordering softness, revenues for the first nine months of 2008 tracked ahead of our expectations, and therefore, we now expect to meet or exceed the high end of our previously issued revenue guidance for 2008.  However, in light of the continued pressure on gross margins and uncertainty in the macroeconomic environment, we are maintaining our full year EBITDA and EPS guidance at this time.  This outlook assumes no significant deterioration in consumer spending trends from current levels.”

As of September 30, 2008, the Company had $1.5 million of cash and $43.6 million of debt on the balance sheet.  The increase in debt from the end of the second quarter 2008 was largely due to approximately $1.8 million in borrowings used to fund the Dolly transaction and related costs. On a pro forma basis, the ratio of net debt to EBITDA was 2.9 times as of September 30, 2008.  The majority of the debt matures in fiscal 2011.  The Company is in compliance with all debt covenants and continues to be able to access its credit lines.

Nine Months Ended September 30, 2008 Results

For the nine months ended September 30, 2008, net revenues were $98.0 million, an increase of 72% compared to $57.0 million for the first nine months of 2007.  EBITDA (as defined herein above), excluding deal-related fees, for the nine months ended September 30, 2008 was $10.1 million, or 10.3% of net revenues, a 75% increase from $5.8 million, or 10.1% of net revenues, during the first nine months of 2007.

Pro Forma Results for the Nine Months Ended September 30, 2008

Summer Infant is also presenting pro forma results for the first nine months of 2008, which include the results of Basic Comfort and Kiddopotamus for the entire nine-month period, in order to provide additional information to investors as to the relative impact of these companies on the overall Summer Infant business.  Note that these results reflect the performance of the companies prior to being acquired by Summer Infant, and therefore the results going forward could differ materially from these results.  For the nine months ended September 30, 2008, the unaudited pro forma results of Summer Infant, including Basic Comfort and Kiddopotamus, were as follows: net revenues totaled $103.9 million; EBITDA (as defined herein above), excluding deal-related fees,  totaled $11.1 million; and earnings per share totaled $0.30 per share excluding deal-related fees.

2008 Pro Forma Guidance

The following guidance assumes that both the Basic Comfort acquisition, which closed on March 31, 2008, and the acquisition of Kiddopotamus, which closed on April 18, 2008, occurred on January 1, 2008, and therefore, is on a pro forma basis.  Based on higher than expected revenues for the first nine months of 2008, the Company now expects net revenues for 2008 to exceed or be at the high end of the previously issued guidance range of $129.0 to $133.0 million.  In light of continued pressure on gross margins and uncertainty in the macroeconomic environment, the Company continues to expect EBITDA (as defined herein above) for 2008 to be in the range of $13.8 to $14.4 million and expects EPS to be in the range of $0.37 to $0.40.  EBITDA and EPS guidance for 2008 excludes deal-related fees.  This outlook assumes that consumer spending does not significantly decline in the fourth quarter from current levels.

Summer Infant, Inc. will host a conference call today, Thursday, November 6, 2008 at 4:30 p.m. Eastern Time, to discuss financial results for its third quarter ended September 30, 2008.  This call is being web cast and can be accessed by visiting the Investor section of our website at www.summerinfant.com.  Investors may also listen to the call via telephone by dialing (480) 629-9041 (pass code 3937347).  In addition, a telephone replay will be available by dialing (303) 590-3030 (pass code 3937347) through November 20, 2008, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related nursery, health and safety products, booster and potty seats, soft goods, bouncers, strollers, travel accessories, highchairs and swings.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, deal-related fees and non-cash stock option expense.  The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due.  EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance.  However, reconciliation for forward-looking EBITDA projections presented in this release is not being provided due to the number of variables in the projected range of EBITDA.  The EBITDA range in this release is calculated in accordance with the Company’s past practices. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These forward-looking statements relate to information or assumptions about the acquisitions of Basic Comfort, Inc. and Kiddopotamus and Company, benefits and synergies of these transactions, future opportunities for the combined company and products and any other statements regarding the future expectations, beliefs, goals or prospects of the Company. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Infant, Inc.

Consolidated Statements of Operations (unaudited)

 (in thousands of US dollars, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net revenues	$35,575	$21,198	$97,982	$57,043
Cost of goods sold	23,109	13,224	63,263	35,246
Gross profit	12,466	7,974	34,719	21,797
Selling, general, and administrative expenses	8,706	5,717	24,648	16,038
Depreciation & amortization	741	372	1,866	1,002
Deal-related fees	—	—	214	—
Non-cash stock option expense	90	90	270	281
Income before interest	2,929	1,795	7,721	4,476
Interest income (expense)	(506)	(78)	(1,473)	7
Income before taxes	$2,423	$1,717	$6,248	$4,483
Provision for income taxes(1)	817	657	2,312	1,763
Net income	$1,606	$1,060	$3,936	$2,720

Earnings per share	$0.11	$0.08	$0.27	$0.21

Earnings per share, excluding deal-related fees	$0.11	$0.08	$0.28	$0.21

Shares used in fully diluted EPS	15,056,000	13,908,000	14,627,000	13,263,000

EBITDA Reconciliation:
Income before interest	2,929	1,795	7,721	4,476
Plus: depreciation & amortization	741	372	1,866	1,002
Plus: deal-related fees	—	—	214	—
Plus: non-cash stock option expense	90	90	270	281
EBITDA	$3,760	$2,257	$10,071	$5,759

Summer Infant, Inc.

Pro Forma Summary Statement of Operations

Including Results of the Acquired Companies (unaudited)

 (in thousands of US dollars, except for share and per share data)

Nine Months Ended September 30, 2008

Net revenues	$103,911
Gross profit	$37,176
Net income, excluding deal-related fees	$4,537
EBITDA, excluding deal-related fees and non- cash stock option expense	$11,063
Earnings per share, excluding deal-related fees	$0.30

Shares used in fully diluted EPS	15,056,000

Note: the above presentation summarizes the year to date statement of operations for Summer Infant on a pro forma basis assuming that the acquisitions of Basic Comfort and Kiddopotamus occurred on January 1, 2008.  These unaudited results are being presented to give the reader additional information regarding these acquisitions and their relative impact on Summer Infant.

Summer Infant, Inc.

Consolidated Balance Sheet

(in thousands of US dollars)

	Unaudited September 30, 2008	Audited December 31, 2007

Cash and cash equivalents	$1,451	$1,771
Trade receivables	29,402	21,245
Inventory	31,164	19,327
Property and equipment, net	10,407	9,279
Goodwill and other intangibles	55,629	40,099
Other assets	2,063	1,504
Total assets	$130,116	$93,225

Current portion of long-term debt	$2,312	$17,856
Accounts payable, accrued expenses and other liabilities	24,743	18,122
Long term debt, less current portion	41,315	3,977
Total liabilities	68,370	39,955

Total stockholders equity	61,746	53,270
Total liabilities & stockholders equity	$130,116	$93,225